SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                              Commission File Number 333-91273


                           CPL Transition Funding LLC
             (Exact name of registrant as specified in its charter)

                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202
                                 (214)777-1338
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

          Transition Notes, Series 2002-1, Class A-1 through Class A-5
            (Title of each class of securities covered by this Form)

                                      None
                   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]                 Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii)  [ ]                 Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)   [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii)  [ ]                 Rule 15d-6            [x]
            Rule 12h-3(b)(1)(i)   [x]


Approximate number of holders of record as of the certificate or notice date:110



      Pursuant to the requirements of the Securities Exchange Act of 1934, CPL Transition Funding LLC has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 20, 2003                   CPL TRANSITION FUNDING LLC


                                          By:  /x/ Wendy G. Hargus
                                          Name: Wendy G. Hargus
                                          Title:      Manager